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                                                                    EXHIBIT 99.2

                             AMENDMENT NO. 1 TO THE
                             SOFTWARE SPECTRUM, INC.
                AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

     WHEREAS, Software Spectrum, Inc. (the "Company") has heretofore adopted the Software Spectrum, Inc. Amended and Restated Employee Stock Purchase Plan (the "ESPP"); and

     WHEREAS, the ESPP provides for the purchase of up to 165,000 shares of the Company's common stock by certain qualified employees of the Company; and

     WHEREAS, pursuant to those provisions of the ESPP permitting the Board of Directors of the Company to amend the ESPP from time to time, the Company desires to amend the ESPP to increase the shares available for purchase thereunder by 150,000, for an aggregate of 315,000 shares to be available for purchase thereunder;

     NOW, THEREFORE, effective as of August 4, 2000, the Plan is hereby amended as follows:

                                      FIRST

     The first sentence of Section 4.1 of the ESPP is hereby amended to read in its entirety as follows:

The number of Shares for which Options may be granted under the Plan shall be 315,000.


The remaining provisions of the ESPP shall remain in full force and effect and shall not be impacted by this Amendment.